Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aeroflex Incorporated:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 33-75496, No. 33-88868, No. 33-88878, No. 333-42399, No. 333-42405, No. 333-64611, No. 333-90173, No. 333-31654, No. 333-53626, No. 333-53622, No. 333-61094, No. 333-73646, No. 333-97027, No. 333-97029, No. 333-10860A, No. 333-103322 and No. 333-128483) and on Form S-3 (No. 333-53618, No. 333-111094 and No. 333-110599) of Aeroflex Incorporated of our reports dated September 12, 2006, relating to (i) the consolidated balance sheets of Aeroflex Incorporated and subsidiaries (the Company) as of June 30, 2006 and 2005, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income and cash flows, for each of the years in the three-year period ended June 30, 2006, and the related financial statement schedule, and (ii) management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006, and the effectiveness of internal control over financial reporting as of June 30, 2006, which reports appear in the June 30, 2006 Annual Report on Form 10-K of Aeroflex Incorporated.  Our report on the Company’s consolidated financial statements referred to in (i) above contains an explanatory paragraph related to the Company’s adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, effective June 30, 2006, and the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective July 1, 2005.

/s/ KPMG LLP

Melville, New York
September 12, 2006